EXHIBIT 10.9

FORWARD SHARE PURCHASE AGREEMENT

This Forward Share Purchase Agreement (this “Agreement”) is entered into as of March 23, 2022, by and between American Acquisition Opportunity Inc., a Delaware corporation (“AMAO”), American Opportunity Ventures LLC, a Delaware limited liability company (the “Sponsor”), and Yakira Capital Management, Inc. (“Investor”). Each of AMAO and the Investor is individually referred to herein as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, AMAO is a special purpose acquisition company, also known as a blank check company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”); and

WHEREAS, the Parties wish to enter into this Agreement, pursuant to which AMAO shall purchase from the Investor, and the Investor may sell and transfer to AMAO, in each case, subject to the conditions set forth herein, certain shares of Class A common stock of AMAO held by the Investor (the “Shares”), on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties agree as follows:

Agreement

1. Sale of Shares; Shares Purchase and Sale; Closing.

(a) Forward Share Purchase. Subject to the conditions set forth in Section 4, on the earlier of (i) the closing of a Business Combination (which AMAO shall provide Investor notice of through dissemination of an 8-K announcing successful shareholder approval of the Business Combination) and (ii) September 22, 2022 (the “Extended Date”), the Investor may elect to sell and transfer to AMAO, and AMAO shall purchase from the Investor, up to 149,850 Shares that have been continuously held by the Investor since the date of this Agreement unless otherwise agreed in writing by all Parties, at an aggregate price per Share equal to $10.35 (the “Shares Purchase Price”), provided, however, that Investor shall not be deemed to be in violation of the requirement to continuously hold the Shares if the Investor sells Shares in the open market at a sale price per Share greater than $10.35 prior to payment of any commissions due by Investor, as evidenced by a broker’s confirmation (“Open Market Sales”) and subsequently purchases Shares, then Investor shall be deemed to have continuously held the Shares that were purchased to replace Shares sold in Open Market Sales. Investor shall notify AMAO and the Escrow Agent (as defined in Section 4(b)(i) hereof) in writing by the means described in any proxy statement describing the redemption offer mechanics no later than the later of (x) five (5) Business Days (as defined below) prior to the Extended Date or (y) the date specified in the proxy statement to deliver redemption notices, whether or not such Investor is exercising such Investor’s right to sell any of the Shares held by such Investor to AMAO pursuant to this Agreement (each, a “Shares Sale Notice”). Such Shares Sale Notice may specify that Investor is exercising its right with respect to some but not all Shares held by Investor. If Investor fails to timely deliver a Shares Sales Notice in accordance with the immediately preceding sentence, the Investor shall be deemed to have forfeited its right to sell any Shares to AMAO (either directly or in the form of a redemption) pursuant to this Agreement.

(b) Shares Closing. If a Shares Sale Notice is delivered by Investor to AMAO and Escrow Agent in accordance with Section 1(a), the closing of the sale of the Shares contemplated in each such timely delivered Share Sales Notice (the “Shares Closing”) shall occur no later than five (5) Business Days following the Extended Date (the “Shares Closing Date”). On the Shares Closing Date, the selling Investor shall deliver, or cause to be delivered, the Shares subject to the applicable Shares Sale Notice free and clear of all liens and encumbrances to Escrow Agent and, in exchange therefor, the Escrow Agent and/or AMAO, as applicable, shall deliver to the selling Investor an amount equal to (i) the Shares Purchase Price multiplied by (ii) the number of Shares being sold by such selling Investor (the “Investor Shares Purchase Price”), which Investor Shares Purchase Price shall be paid as follows: (A) $0.25 for each Share being sold by such selling Investor to be delivered by the Escrow Agent by wire transfer of immediately available funds from the Escrow Account (as defined in Section 4(b)(i) hereof) and (B) $10.10 for each Share being sold by such selling Investor to be delivered in the form of a redemption payment from the trustee of the trust account from the closing of AMAO’s initial public offering by wire transfer of immediately available funds from such trust account. The Escrow Agent, or as applicable, the trustee, shall, in accordance with this Section 1(b), release from the Escrow Account to the selling Investor on the Shares Closing Date, for such selling Investor’s use, without restriction, an amount equal to the applicable portion of such Investor’s Investor Shares Purchase Price (calculated in accordance with the preceding sentence), and (ii) promptly deliver such sold Shares to AMAO.

(c) Effectiveness. This Agreement shall not become effective unless the Company enters into separate agreements with investors that previously delivered notices of redemption in connection with the Proxy Statement (“Additional Investors”) that cause (i) at least 1,500,000 shares of AMAO’s Class A common stock to remain outstanding after the redemption offer made in connection with Proxy Statement; and (ii) after taking into account the shares of AMAO’s Class A common stock held by Additional Investors, none of the Additional Investors nor the Investor will hold more than 9.99% of AMAO’s total outstanding shares of Class A common stock. The Investor agrees that after the date of this Agreement, it will not purchase or take transfer of Shares in an amount that would cause it to beneficially own greater than 9.99% of AMAO’s total outstanding shares of Class A common stock.

2. Representations and Warranties of the Investor. Investor represents and warrants to AMAO as of the date hereof:

(a) Organization and Power. Such Investor is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b) Authorization. Such Investor has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Investor will constitute the valid and legally binding obligation of Investor enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies ((i) and (ii) collectively, the “Enforceability Exceptions”).

(c) Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Investor in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Transactions”) other than disclosure reports regarding such transactions that such Investor is required to file in accordance with the terms of the Exchange Act (as defined below).

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(d) Compliance with Other Instruments. The execution, delivery and performance by such Investor of this Agreement and the consummation by such Investor will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to it, in each case (other than clause (i)), which would have a material adverse effect on such Investor or its ability to consummate the Transactions.

(e) Shareholdings. As of the date of this Agreement, the Investor holds at least 149,850 Shares, and Investor has completed and delivered a Letter of Representation to the Escrow Agent evidencing such Shares.

(f) Disclosure of Information. Subject to Section 3(c) below, Investor has had an opportunity to discuss AMAO’s business, management and financial affairs, and the terms and conditions of this Agreement with AMAO’s management.

(g) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 2 and in any certificate or written agreement delivered pursuant hereto, neither Investor or any person acting on behalf of such Investor nor any of such Investor’s affiliates (collectively, the “Investor Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to such Investor or the other Investors, and the Investor Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by AMAO in Section 3 of this Agreement, in any certificate or written agreement delivered pursuant hereto and in any public filings, the Investor Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the AMAO Parties (as defined below).

3. Representations and Warranties of AMAO. AMAO represents and warrants to each Investor as follows:

(a) Organization and Corporate Power. AMAO has been duly incorporated and is validly existing as a corporation in good standing under the Delaware General Corporation Law with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted.

(b) Authorization. All corporate action required to be taken by AMAO’s Board of Directors to authorize AMAO to enter into this Agreement has been taken. This Agreement, when executed and delivered by AMAO, shall constitute the valid and legally binding obligation of AMAO, enforceable against AMAO in accordance with its terms, subject to the effect of the Enforceability Exceptions.

(c) Disclosure. AMAO has not disclosed to any Investor material non-public information with respect to AMAO or the Business Combination, other than the terms of and transactions contemplated by this Agreement, which shall be publicly disclosed by AMAO, either by the issuance of a press release or the filing with the Securities and Exchange Commission (the “Commission”) of a Current Report on Form 8-K, in each case, by 9:00 a.m., Eastern Time no later than the first Business Day immediately following the date that the Parties enter into this Agreement and it becomes effective. Such Form 8-K shall attach the executed copy of this Agreement.

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(d) Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of AMAO in connection with the consummation of the Transactions, other than disclosure reports regarding such transactions AMAO is required to file in accordance with the terms of the Exchange Act.

(e) Compliance with Other Instruments. The execution, delivery and performance by AMAO of this Agreement and the consummation by AMAO of the Transactions will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to it, in each case (other than clause (i)), which would have a material adverse effect on AMAO or its ability to consummate the Transactions.

(f) Adequacy of Financing. AMAO will have available to it sufficient funds to satisfy its obligations under this Agreement.

(g) SEC Filings. AMAO has filed all documents required to be filed by AMAO under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the “SEC Filings”), and AMAO has filed such materials on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension, except for its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act as applicable to the SEC Filings and the rules and regulations of the Commission promulgated thereunder, except for a warrant accounting issue (the “Warrant Accounting Issue”) and a classification error related to temporary equity and permanent equity made in AMAO’s historical financial statements where, at the closing of AMAO’s initial public offering, AMAO improperly valued its common stock subject to possible redemption (the “Temporary Equity Issue”). None of the SEC Documents, contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for the Warrant Accounting Issue and the Temporary Equity Issue. There are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Filings. Except for the Warrant Accounting Issue and the Temporary Equity Issue, the financial statements contained in the SEC Filings have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of AMAO and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

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(h) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or written agreement delivered pursuant hereto or in any public filings, neither AMAO or any person on behalf of AMAO nor any of AMAO’s affiliates (collectively, the “AMAO Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to AMAO, the Transactions or the Business Combination, and the AMAO Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Investors in Section 2 of this Agreement and in any certificate or agreement delivered pursuant hereto, the AMAO Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Investor Parties.

4. Additional Agreements.

(a) No Redemptions. Investor shall not request redemption of any of the Shares in conjunction with AMAO’s stockholders’ approval of the proposed extension to September 22, 2022; except that, in a case where Investor has already requested redemption of any of the Shares, Investor shall withdraw such redemption request with respect to 149,850 Shares by promptly contacting their broker to facilitate the withdrawal.

(b) Escrow.

(i) No later than two Business Days following the date of this Agreement, Sponsor or AMAO shall deposit, for good and valuable consideration, the receipt, sufficiency and adequacy of which the Parties hereby acknowledge, into an escrow account (the “Escrow Account”) with Continental Stock Transfer & Trust Company (the “Escrow Agent”), subject to the terms of a written escrow agreement (the “Escrow Agreement”) substantially in the form attached as Exhibit A hereto, an amount equal to $0.25 multiplied by 149,850 (the “Escrowed Funds”). The Escrow Agreement shall irrevocably cause the Escrow Agent to release from the Escrow Account the aggregate applicable portion of the Shares Purchase Price in accordance with Section 1(a). The payments to be made by the Escrow Agent to the Investor in accordance with Section 1(b) will be made solely with the Escrowed Funds.

(ii) In the event that the Investor fails to timely deliver a Shares Sales Notice in accordance with Section 1(a), fails to deliver a Share Sales Notice with respect to all Shares subject to this Agreement, or subject to the exception provided by Section 1(a) fails to continuously hold some or all Shares (the total amount Shares that are consequently not required to be purchased or redeemed by AMAO, the “Retained Shares”), then, within five Business Days of the Extended Date, the Parties shall instruct the Escrow Agent to release an amount equal to $0.25 multiplied by the number of Retained Shares to AMAO.

(iii) In the event that the Commission brings a lawsuit, claim, demand, or regulatory action against AMAO or the Investor (“Commission Action”) arising out of the Transactions, AMAO shall instruct the Escrow Agent to release $0.25 multiplied by the amount of Shares that would be subject to a Shares Sales Notice if delivered upon the date of the announcement of the Commission Action. In the event that amounts are released from the Escrowed Funds pursuant to this Section 4(b)(iii), the Shares Purchase Price shall be reduced by $0.25.

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(iv) AMAO shall use reasonable best efforts to prepare and fully execute the Escrow Agreement with Continental Stock Transfer & Trust Company.

(c) Notification. AMAO shall promptly notify the Investor of the occurrence of any event that would make any of the representations and warranties of AMAO set forth in Section 3 untrue or incorrect at any time between the date of this Agreement and the Shares Closing Date, except where the failure of a representation and warranty to be true and correct would not have a material adverse effect on AMAO’s ability to consummate the Transactions.

(d) Indemnification. AMAO (referred to as the “Indemnitor”) agrees to indemnify the Investor and its officers, directors, employees, agents and shareholders (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable and documented out-of-pocket outside counsel fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding, in each case, brought by a third party creditor of AMAO or any of its respective subsidiaries asserting that the Investor is not entitled to receive the aggregate Share Purchase Price or such portion thereof as they are entitled to receive pursuant to Section 1(a) and Section 4(b) of this Agreement, in each case unless such action, claim or proceeding is the result of the fraud, bad faith, willful misconduct or gross negligence of any Indemnitee.

(e) Most Favored Nation. In the event the Sponsor or AMAO, after the execution of this Agreement, enters into any separate agreements with Additional Investors that previously delivered notices of redemption in connection with the Proxy Statement for the purchase and sale of Shares imposing restrictions on dispositions of Shares if the Additional Investor provides redemption reversals (“Additional Investor Agreements”), AMAO has not and will not provide the Additional Investors material terms in the Additional Investor Agreements that are more favorable to such Additional Investors than the terms provided to the Investor in this Agreement. In the event that AMAO provides the Additional Investors with material terms in the Additional Investor Agreements that are more favorable than the terms provided to the Investor in this Agreement, AMAO shall promptly inform the Investor of such more favorable terms, and the Investor shall have the mutual right to elect to have such more favorable terms included herein, in which case the Parties shall promptly amend this Agreement to effect the same. For the avoidance of doubt, if Sponsor transfers or sells Class B shares of AMAO’s common stock and that investor also executes a nonredemption agreement or forward share purchase agreement substantially similar to this Agreement, the Investor shall be notified of such agreement and have the right to amend the terms of this Agreement to match the more favorable terms and/or the Investor shall have the right to elect to have such terms included herein.

5. Intentionally Omitted.

6. Termination. This Agreement may be terminated as follows:

(a) at any time by mutual written consent of all Parties;

(b) automatically if the stockholders of AMAO fail to approve the extension to September 22, 2022 proposed in the Definitive Proxy Statement of AMAO filed with the SEC on February 14, 2022 (“Proxy Statement”), subject to extension by mutual agreement; and

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(c) By the Investor, if no later than two Business Days after the date of this Agreement, all Parties, and Continental Stock Transfer & Trust Company, have not executed the Escrow Agreement.

In the event of termination in accordance with Section 6(a), 6(b), or 6(c), this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Investor or AMAO and their respective directors, officers, employees, partners, managers, members, or stockholders, and, except as otherwise provided in this Agreement, all rights and obligations of each Party shall immediately cease; provided, however, that nothing contained in this Section 6 shall relieve any Party from liabilities or damages arising out of any actual fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement prior to termination of this Agreement.

7. General Provisions.

(a) Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the Party to be notified, (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (iii) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All notices and other communications sent to a Party shall be sent to the e-mail address or address as set forth on the signature page of such Party hereto, or to such e-mail address or address as subsequently modified by written notice given by such Party in accordance with this Section 7(a).

(b) No Finder’s Fees. Each Party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with the Transactions. Investor agrees to indemnify and to hold harmless AMAO from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Transactions (and the costs and expenses of defending against such liability or asserted liability) for which the Investor, or any of its officers, employees or representatives is responsible or arising out of any agreement entered into by any such person or entity. AMAO agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Transactions (and the costs and expenses of defending against such liability or asserted liability) for which AMAO or any of its officers, employees or representatives is responsible or arising out of any agreement entered into by any such person or entity.

(c) Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Shares Closing.

(d) Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitute the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or to the Transactions.

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(e) Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(f) Assignments. Except as otherwise specifically provided herein, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the each of the other Parties.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Signatures sent by facsimile transmission or in PDF format shall be deemed to be originals for all purposes of this Agreement.

(h) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(i) Governing Law; Jurisdiction. This Agreement, the entire relationship of the Parties, and any litigation among the Parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute arising from or relating to the relative rights of the parties hereto and all other questions concerning the construction, validity and interpretation of this Agreement, shall be brought exclusively in the Court of Chancery of the State of Delaware (the “Court of Chancery”) or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (the “Delaware Federal Court”) or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”), and, solely with respect to any such action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action in the Chosen Courts, and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto.

(j) MUTUAL WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(k) Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the prior written consent of all Parties.

(l) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

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(m) Expenses. Each Party shall pay their own fees and expenses in connection with this Agreement. AMAO is responsible for all fees associated with the Escrow Account.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. For purposes of this Agreement, “Business Day” means any day other than Saturday, Sunday, or a day on which commercial banks in New York are obligated by any applicable law to close. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If a Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant.

(o) Waiver. No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(p) Specific Performance. Each Party agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by any other Party in accordance with the terms hereof and that the other Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

YAKIRA CAPITAL MANAGEMENT, INC.

By:	/s/ Bruce Kallins
Name:	Bruce Kallins
Title:	President

Address for Notices:

1555 Post Road East, Suite 202, Westport, CT 06880

AMERICAN ACQUISITION OPPORTUNITY INC.

By:	/s/ Mark C. Jensen
Name:	Mark C. Jensen
Title:	Chief Executive Officer

Address for Notices:

12115 Visionary Way

Fishers, Indiana 46038

SPONSOR:

AMERICAN OPPORTUNITY VENTURES LLC By: American Resources Corp, its managing member

By:	/s/ Kirk P. Taylor
Name:	Kirk P. Taylor
Title:	Chief Financial Officer

Address for Notices:

12115 Visionary Way

Fishers, Indiana 46038

Exhibit A

Escrow Agreement

(attached hereto)